 Exhibit (a)(1)(D)
Offer to Purchase for Cash
All Outstanding Shares of Class A Common Stock and
All Outstanding Shares of Class B Common Stock
of
Supreme Industries, Inc.
at
$21.00 Net Per Share in Cash
Pursuant to the Offer to Purchase
Dated August 22, 2017
by
Redhawk Acquisition Corporation
a direct wholly owned subsidiary of
Wabash National Corporation
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 27, 2017, UNLESS THE OFFER IS EXTENDED.
August 22, 2017
To Brokers, Dealers, Banks, Trust Companies and other Nominees:
Redhawk Acquisition Corporation, a Delaware corporation (“Purchaser”) and direct wholly owned subsidiary of Wabash National Corporation, a Delaware corporation (“Wabash National”), has appointed Laurel Hill Advisory Group, LLC to act as the information agent in connection with Purchaser’s offer to purchase all outstanding shares of  (i) Class A common stock, par value $0.10 per share (the “Class A Shares”), and (ii) Class B common stock, par value $0.10 per share (the “Class B Shares” and, collectively with the Class A Shares, the “Shares”), of Supreme Industries, Inc., a Delaware corporation (“Supreme”), at a price of  $21.00 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and subject to any tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 22, 2017 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” which, together with the Offer to Purchase, collectively constitute the “Offer”) enclosed herewith.
Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.
THE BOARD OF DIRECTORS OF SUPREME HAS UNANIMOUSLY RECOMMENDED THAT STOCKHOLDERS TENDER THEIR SHARES PURSUANT TO THE OFFER.
The conditions of the Offer are described in Section 14 of the Offer to Purchase.
For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, enclosed herewith are copies of the following documents:
1.
Offer to Purchase, dated August 22, 2017;

2.
Letter of Transmittal to be used by stockholders of Supreme in accepting the Offer, including Form W-9;

3.
Supreme’s solicitation/recommendation statement on Schedule 14D-9;

4.
A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.
Notice of guaranteed delivery to be used to accept the Offer if certificates representing the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Depositary”) prior to the Expiration Date (as defined below), if the procedure for delivery by book-entry transfer cannot be completed prior to the Expiration Date, or if time will not permit all required documents to reach the Depositary prior to the Expiration Date; and

6.
Return envelope addressed by mail to: American Stock Transfer & Trust Company, LLC, Operations Center, Attn: Reorganization Department, P. O. Box 2042, New York, NY 10272-2042.

The Offer is not subject to any financing condition. The Offer is subject to a number of conditions, including among other things, that the number of Shares validly tendered in the Offer and not properly withdrawn prior to the expiration of the Offer, together with the number of Shares, if any, then owned by Wabash National or Purchaser, and any subsidiary or affiliate of Wabash National or Purchaser, taken as a whole (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” as defined in Section 251(h) of the Delaware General Corporation Law (the “DGCL”), by the Depositary for the Offer pursuant to such procedures), constitutes at least one Share more than one-half of all Shares outstanding as of the consummation of the Offer. The Offer is also subject to certain other conditions set forth in the Offer to Purchase, including, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary conditions as described in Section 14 — ‘‘Conditions of the Offer” of the Offer to Purchase.
We urge you to contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at 12:01 a.m., New York City time, on Wednesday, September 27, 2017, unless extended (the “Expiration Date”).
Purchaser is making the Offer pursuant to an Agreement and Plan of Merger, dated as of August 8, 2017 (the “Merger Agreement”), by and among Wabash National, Purchaser and Supreme. Following the completion of the Offer, Purchaser will be merged with and into Supreme (the “Merger”) without a vote of the stockholders of Supreme in accordance with Section 251(h) of the DGCL, Supreme will survive as a direct wholly owned subsidiary of Wabash National, and each Share not previously purchased in the Offer (other than Shares held by Wabash National, Supreme, Purchaser or any of their respective wholly owned subsidiaries or stockholders of Supreme who have perfected their statutory rights of appraisal under Delaware law) will be converted into the right to receive the Offer Price in cash. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the “Transactions.”
The Supreme board of directors has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair and advisable to, and in the best interests of, Supreme and its stockholders, (ii) agreed that the Merger shall be effected under Section 251(h) of the DGCL, (iii) approved the execution, delivery and performance by Supreme of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, and (iv) recommended that Supreme’s stockholders tender their Shares to Purchaser pursuant to the Offer.
For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. For a description of the procedure for tendering Shares, see the Offer to Purchase. Under no circumstances will interest be paid on the Offer Price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of  (i) the certificates for the Shares, together with a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof) with any required signature guarantees; (ii) in the case of a transfer effected under the book-entry transfer procedures described in Section 3 — “Procedure for Tendering Shares” of the Offer to Purchase, a Book-Entry Confirmation (as defined in the Offer to Purchase) and either a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message as described in Section 3 — “Procedure for Tendering Shares” of the Offer to Purchase; and (iii) any other documents required by the Letter of Transmittal. The Offer Price paid to any holder of Shares for Shares tendered in the Offer will be the highest per Share consideration paid to any other holder of Shares for Shares tendered in the Offer.
Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
In order to tender Shares pursuant to the Offer, a Letter of Transmittal (or manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees, (or, in the case of book-entry transfer, an Agent’s Message if submitted in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal, should be sent to and timely received by the Depositary, and either Share certificates or a timely Book-Entry Confirmation should be delivered, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.
Neither Purchaser nor Wabash National will pay any fees or commissions to any broker or dealer or other person (other than to Laurel Hill Advisory Group, LLC in its capacity as Information Agent and American Stock Transfer & Trust Company in its capacity as the Depositary, as described in the Offer to Purchase) for making solicitations or recommendations in connection with the Offer. You will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.
Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 12:01 a.m., New York City time, on Wednesday, September 27, 2017, unless the Offer is extended.
If a stockholder desires to tender Shares in the Offer and the Share Certificates and all other required documents cannot be delivered to the Depositary prior to the Expiration Date, if the procedure for delivery by book-entry transfer cannot be completed prior to the Expiration Date, or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, the stockholder’s tender may still be effected by following the guaranteed delivery procedures set forth in the Offer to Purchase and the Letter of Transmittal.
Questions and requests for additional copies of the enclosed materials may be directed to the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.
Very truly yours,

Laurel Hill Advisory Group, LLC
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, WABASH NATIONAL, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.